Exhibit 18.1



August 13, 1998


Edge Petroleum Corporation
1111 Bagby, Suite 2100
Houston, Texas  77002



At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 1998, of the facts relating to the modification in the application of the full-cost accounting method. We believe, on the basis of the facts set fourth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferred under the circumstances.

We have not audited any consolidated financial statements of Edge Petroleum Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Edge Petroleum Corporation and its consolidated subsidiaries as of any period subsequent to December 31, 1997.


Yours truly,


/S/ DELLOITTE & TOUCHE LLP
    Houston, Texas















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